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Exhibit 10.27

CONTINGENT TRADE SECRET LICENSE AGREEMENT

        Subject to the following terms and conditions of this Contingent Trade Secret License Agreement (this "Agreement"), Pierre Fabre, Inc. (to be known as Physicians Formula, Inc.), a New York corporation (collectively with its subsidiaries, "Licensor"), will provide Licensee (as defined in Section 1 below) with the rights to use PF Intellectual Property (as defined in Section 1 below). Licensor and Licensee are sometimes referred to in this Agreement collectively as the "Parties" and individually as a "Party."

        1.    Definitions:    The following terms shall have the meanings set forth herein below:

        (a)   Affiliate. The term "Affiliate" means any person or entity that (i) controls any Party to this Agreement or (ii) is controlled by any such Party. For purposes of this definition, "control" means the possession of, directly or indirectly, the power to direct or cause the direction of the management, policies or operations of an entity, whether through ownership of voting securities, by contract or otherwise.

        (b)   Derivatives. The term "Derivatives" means findings, improvements, discoveries, inventions, additions, modifications, formulations, derivative works, changes, advances, enhancements, refinements or modifications made or developed using the PF Intellectual Property or the Licensor Confidential Information, whether by Licensor or by Licensee or jointly by Licensor and Licensee, or on behalf of Licensee without regard to whether or not patentable and whether or not reduced to practice.

        (c)   Licensee. The term "Licensee" means the Person designated in writing by PFDC to PF, pursuant to Section 17.1 of the Manufacturing Agreement, to manufacture the Products on behalf of and for sale by PFDC or its Affiliates.

        (d)   Licensor Confidential Information. The term "Licensor Confidential Information" means non-public information, whether or not maintained as a trade secret, including the PF Intellectual Property, and any other proprietary technical, research, development, engineering, business, financial, product, marketing, customer, supplier or other proprietary information or data relating in a proprietary manner to Licensor, except that such information shall cease to be Licensor Confidential Information only to the extent that any information: (i) is, or becomes, publicly known through no wrongful act of PFDC, Licensee or its officers, employees or third party consultants; (ii) is received by Licensee without restriction from a third party (other than PFDC or its Affiliates) without breach of any obligation of nondisclosure; (iii) is required to be publicly disclosed pursuant to a governmental or judicial requirement or other requirement of law, but only after notifying Licensor of such requirement and, if requested by Licensor, using reasonable efforts to minimize such disclosure and to obtain confidential treatment for all or relevant portions of the Licensor Confidential Information to be disclosed; and (iv) that Licensee can show was already in its possession at the time of disclosure hereunder and was not previously obtained directly or indirectly from PFDC or its Affiliates nor from Licensor.

        (e)   Manufacturing Agreement. The term "Manufacturing Agreement" means that certain Manufacturing Agreement and License between PFDC and PF dated November 3, 2003.

        (f)    Person. The term "Person" means any natural person, corporation, company, partnership, limited partnership, limited liability company, firm, association, trust, government, governmental agency, or any other entity, whether acting in an individual, fiduciary or other capacity.

        (g)   PFDC. The term "PFDC" means Pierre Fabre Dermo-Cosmetique, S.A. a limited company organized under the laws of France with its head office at 45, Place Abel Gance, Boulogne (92100), France.

        (h)   PF Intellectual Property. The term "PF Intellectual Property" means all proprietary processes, formulas, compositions, molds, shapes, inventions, trade secrets, and copyrights, in each case of a proprietary nature, embodied in whole or in part, in Licensor's own (or any of its Retained Subsidiaries) prior, existing or contemplated future products (as identified in laboratory notebooks following a "New Product Development Request" from Licensor's Marketing Department prior to November 3, 2003), and all documentation, in written or electronic format, related thereto; provided, however, that PF Intellectual Property shall not include the PFDC Intellectual Property (defined below), nor any claimed trade secret or confidential information rights in any formula, process or components thereof that are well-known in the cosmetics industry, nor any patents or patent rights.

        (i)    PFDC Intellectual Property. The term "PFDC Intellectual Property" means (i) any of PFDC's proprietary marketing techniques, trademarks and associated goodwill, trade dress, copyrights, or trade names associated with the Avene Couvrance products, and (ii) to the extent provided to Licensor prior to the date of this Agreement and used by Licensor solely for the manufacture of PFDC products, any of PFDC's processes, formulas, compositions, molds, shapes, trade secrets, copyrights, patents and all other intellectual property embodied in the KLORANE branded products as of the date of this letter.

        (j)    Products. The term "Products" means all Galenic-branded products in the formulations, molds and shapes and according to the specifications existing as of and which have been developed or manufactured for PFDC prior to November 3, 2003.

        (k)   Retained Subsidiary. The term "Retained Subsidiary" shall have the meaning set forth in the Manufacturing Agreement.

        2.    Ownership.    Except as otherwise set forth herein, the Parties understand and agree that, as between Licensor and Licensee, Licensor owns all right, title and interest in and to the PF Intellectual Property and all Derivatives thereto made using such PF Intellectual Property, and except as otherwise set forth herein, this Agreement confers to Licensee no rights in such PF Intellectual Property or Derivatives.

        3.    License Grant and Restriction on Use.

        (a)   To the extent necessary or required by Licensee, subject to Section 11 below, Licensor hereby grants to Licensee a limited and terminable non-exclusive, non-transferable and non-sublicenseable, royalty-free license to use the PF Intellectual Property for the sole purpose of manufacturing the Products for the purchase and sale of such Products by PFDC and its Affiliates pursuant to the terms and conditions of this Agreement.

        (b)   Licensee hereby covenants and agrees not to use the PF Intellectual Property for any purpose other than to manufacture the Products for purchase by PFDC or its Affiliates, and agrees not to use the PF Intellectual Property otherwise for its own benefit, or for the benefit of third parties (other than to manufacture the Products for purchase by PFDC and its Affiliates).

        (c)   Licensee shall not do or cause to be done any act or thing contesting or, in any way, impairing or tending to impair any part of the PF Intellectual Property for the duration of this Agreement and after its termination or expiration. To the extent that this provision is unenforceable pursuant to any applicable law or regulation, if Licensee violates its obligations in this section 3(c), this Agreement shall terminate immediately upon written notice from Licensor.

        (d)   Licensee shall not create or develop any Derivatives; provided, that to the extent Licensee does create or develop any such Derivatives in contravention of this Agreement, Licensee hereby assigns all of its right, title and interest in and to such Derivatives to Licensor. Notwithstanding the generality of the foregoing, to the extent that this provision is unenforceable pursuant to any applicable law or regulation, if Licensee does create or develop any such Derivatives, Licensee hereby grants to Licensor a worldwide, perpetual, irrevocable, sublicensable, fully paid, royalty-free non-exclusive license to Licensor to use such Derivatives in an unrestricted manner throughout the world.

        (e)   Except as otherwise set forth herein, this Agreement does not grant to Licensee any rights in the PF Intellectual Property, including any manufacturing, distribution, ownership, license or sublicense rights. Except for PFDC's right to market and sell Products manufactured by Licensee, as between Licensor and Licensee, Licensor retains all other rights to the PF Intellectual Property, including the right of Licensor to use or license the PF Intellectual Property for any reason and in any manner, in any current or future geographic market, and for any and all products.

        (f)    Immediately upon termination or expiration of this Agreement for any reason, Licensee shall (i) cease using the PF Intellectual Property and (ii) at the option of Licensor, either return or destroy all materials and documentation in any medium that constitute, contain, refer or relate to, whether in written or electronic format, the PF Intellectual Property then in Licensee's possession and provide Licensor, within ten (20) business days thereafter a written certification, signed by a director of Licensee, that all such materials have been either returned or destroyed as applicable.

        4.    Confidentiality.

        (a)   Prior to and during the term of this Agreement, Licensee may discover, receive, or otherwise acquire, whether directly or indirectly, Licensor Confidential Information.

        (b)   Licensee shall (i) use the Licensor Confidential Information solely for purposes of this Agreement and (ii) shall disclose Licensor Confidential Information only to its officers and employees whose duties require familiarity with such information in order to carry out the purposes of this Agreement. To the extent it is necessary for Licensee to disclose such information to any third party consultant, Licensee shall obtain from any such third party consultant a legally enforceable written agreement not to disclose Licensor Confidential Information, or knowledge or know-how derived therefrom, to any other Person or use such Licensor Confidential Information for any purposes other than those contemplated by this Agreement. Licensee shall take all commercially reasonable actions to protect the Licensor Confidential Information from disclosure or misappropriation (but in no event shall such Party use less than a reasonable degree of care) and shall be responsible for compliance with the restrictions in this Agreement by its Affiliates and the officers, employees and third party consultants of itself and its Affiliates. The confidentiality obligations of Licensee shall continue hereunder indefinitely as to all trade secrets, and for ten (10) years for all other Licensor Confidential Information, or in any case for the longest period of time permitted under applicable law, and shall survive expiration or termination of this Agreement for any reason.

        (c)   The existence of this Agreement, each of its terms and conditions, and all information required to be provided from one party to another under the terms and conditions of this Agreement shall be deemed Licensor Confidential Information that is subject to the non-disclosure provisions of this Section 4.

        (d)   Licensee shall immediately notify Licensor of any information which comes to its attention which does or might indicate that there has been any loss of confidentiality of the Licensor Confidential Information. In such event both Parties shall take all steps within their power to limit the spread of such information, including taking whatever legal action is possible to terminate such spread.

        5.    Term and Termination.

        (a)   Term. This Agreement shall terminate no later than October 31, 2006, unless sooner terminated by PFDC (in its sole discretion, with or without cause) or for breach as provided below.

        (b)   Termination.

            (i)  Licensor may terminate this Agreement immediately upon written notice to Licensee if Licensee intentionally, recklessly or materially breaches any of its obligations set forth in Sections 3 or 4.

           (ii)  Without limiting the generality of Section 5(b)(i), in the event that Section 3(c) is unenforceable pursuant to any applicable law or regulation, Licensor may terminate this

  Agreement immediately upon written notice to Licensee if Licensee does or causes to be done any act or thing contesting or in any way impairing or tending to impair any part of the PF Intellectual Property.

          (iii)  This Agreement shall automatically terminate without notice in the event that PFDC does not deliver to Licensor, by no later than January 10, 2004, a legal opinion issued by PFDC's outside legal counsel confirming the validity and enforceability of PFDC's guarantee referenced in that certain Letter Agreement among Licensor, PFDC and PFDC Holdings, Inc. dated November 3, 2003.

        6.    Disclaimer.    LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES UNDER THIS AGREEMENT, AND LICENSOR EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE. LICENSOR FURTHER EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE.

        7.    Indemnification by Licensee.    Licensee shall defend, indemnify and hold Licensor, its Affiliates, and its and their respective officers, directors, members, partners, employees and agents harmless and shall pay all losses, damages (including consequential damages), fees, expenses and costs (including reasonable attorneys' fees) incurred by them related to or arising out of (i) any act or omission of Licensee in connection with Licensee's manufacturing and sale of the Products; or (ii) Licensee's breach of its obligations or covenants hereunder.

        8.    Exclusion of Consequential Damages.    In no event shall Licensor, its Affiliates, or its and their directors, officers, members, partners, employees or agents, be liable for any special, indirect, exemplary, incidental or consequential damages whatsoever (including any loss of profits or savings incurred by Licensee or its Affiliates), even if Licensor has been advised, knows or should have known of the possibility of the same.

        9.    Licensor Acknowledgment.    Licensor acknowledges and agrees that this Agreement does not constitute an admission of PFDC or Licensee that any of their respective products or services would contain, infringe upon, misappropriate or use any PF Intellectual Property.

        10.    License Contingent.    Licensor's agreement to grant the licenses set forth herein is expressly contingent upon and subject to Licensee's agreement to each and every term and condition herein. Licensee's infringement upon, misappropriation or use of any PF Intellectual Property shall constitute an affirmative agreement to the terms and conditions herein. Without limiting the foregoing or Licensor's other rights and remedies, if Licensee challenges the enforceability or validity of this Agreement in accordance with its terms as applied to Licensee, then Licensee shall not be entitled to claim any license or other benefit under this Agreement.

        11.    Miscellaneous.

        (a)   Relationship of the Parties. This Agreement creates no agency relationship between the Parties, and nothing herein contained shall be construed to place the parties in the relationship of partners or joint venturers, and neither Party shall have the power to obligate or bind the other party in any manner whatsoever.

        (b)   Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, or by internationally recognized private courier. Notices delivered (i) by hand shall be deemed to have been given when received; (ii) by facsimile shall be deemed to have been given on the date of electronic confirmation of receipt and (iii) by internationally recognized private courier shall be deemed to have been given three days after deposit with such courier. All notices shall be addressed as follows:

    If to Licensor:

    Physicians Formula, Inc.
    1055 West 8th Street
    Azusa, California

    with a copy (which shall not constitute notice to Licensor) to:

    Summit Partners, L.P.
    499 Hamilton Avenue
    Suite 200
    Palo Alto, California 94301
    Attn: Walter G. Kortschak
             Craig D. Frances
    Telephone: (650) 321-1166
    Telecopy: (650) 321-1188

    Kirkland & Ellis LLP
    200 East Randolph Drive
    Chicago, Illinois 60601
    Attn: Ted H. Zook, P.C.
    Telephone: (312) 861-2000
    Telecopy: (312) 861-2200

    If to Licensee:

    Licensee c/o Pierre Fabre Dermo-Cosmetique S.A.
    Legal Department
    Les Cauquillous
    81 506 LAVAUR Cedex
    France
    Attn: Pierre-André Poirier
    General Counsel—Company Secretary
    Telephone: + 33 (5) 63 58 88 38
    Telecopy: + 33 (5) 63 58 86 68

    with a copy to (which shall not constitute notice to Licensee):

    Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLC
    333 West Wacker Drive
    Suite 2700
    Chicago, Illinois 60606
    Peter J. Barack, Esq.
    Telephone: (312) 948-3101
    Telecopy: (312) 984-3150

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 11(b). It is understood and agreed by Licensee that PFDC shall be Licensee's agent for any notices provided under this Agreement and notice provided to PFDC shall be deemed to be notice provided to Licensee.

        (c)   Entire Agreement. This Agreement sets forth the entire understanding and agreement of the Parties and supersede any and all oral or written agreements or understandings between the Parties as to the subject matter of this Agreement.

        (d)   Non-Waiver. The failure in any one or more instances of a Party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving Party.

        (e)   Survival. Sections 2, 3(b), 3(c), 3(d), 3(e), 4, 6, 7, 8, 9 and 11 shall survive termination or expiration of this Agreement.

        (f)    Severability. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

        (g)   Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal law of the State of New York without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

        (h)   Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the Parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, shall confer on any person other than the Parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, including third party beneficiary rights (except as to PFDC).

        (i)    Assignability. Licensee shall not assign (whether by operation of law or through a change of control or otherwise) or sublicense this Agreement or any of its rights and obligations hereunder, either in whole or in part, without the prior written consent of Licensor. Any attempt by Licensee to transfer or assign this Agreement shall render this Agreement null and void.

        (j)    Remedy. Licensee acknowledges and agrees that Licensor would suffer irreparable harm from a breach by Licensee of any of the terms and conditions set forth in this Agreement. In the event of an alleged or threatened breach by Licensee of any provision in this Agreement, Licensor or its successors or assigns shall be entitled to, and may, in addition to all other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive relief or such other relief to enforce or prevent any violations of the provisions hereof without posting of bond or other security or proof of irreparable harm.

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  Exhibit 10.27
CONTINGENT TRADE SECRET LICENSE AGREEMENT